UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                             Oasis Residential, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                                     674216106
                                 (CUSIP Number)




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     Check the following box if a fee is being paid with this statement: |_|

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                               Page 1 of 11 Pages

---------------------------                      -------------------------------
CUSIP No.  674216106            Schedule 13G     Page    2    of    11    Pages
                                                        ---        ---
---------------------------                      -------------------------------


-------- -----------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:          LaSalle Advisors Limited Partnership


         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON        36-3637257
-------- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)   [ x ]
                                                                  (b)   [   ]
-------- -----------------------------------------------------------------------
  3      SEC USE ONLY
         -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER

                                     419,200
                      ----- ----------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY                     159,926
      OWNED BY
                      ----- ----------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                      419,200
                      ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                     434,626
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    853,826
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   x Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Partnership, see page 3.
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    5.26%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                    IA
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                      -------------------------------
CUSIP No.  674216106            Schedule 13G     Page    3    of    11    Pages
                                                        ---        ---
---------------------------                      -------------------------------

-------- -----------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:   ABKB/LaSalle Securities Limited Partnership


         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON           36-3991973
-------- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)| X |
                                                                  (b)[   ]
-------- -----------------------------------------------------------------------
  3      SEC USE ONLY
         -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         Maryland
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER

                                     144,050
                      ----- ----------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY                     373,365
      OWNED BY
                      ----- ----------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                      144,050
                      ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                     469,150
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    613,200
-------- -----------------------------------------------------------------------
10 CHECK BOX IF THE  AGGREGATE  AMOUNT  IN ROW (9)  EXCLUDES  CERTAIN  SHARES* x
   Excludes shares beneficially owned by LaSalle Advisors Limited Partnership, see page 2.
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    3.78%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                    IA
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                      -------------------------------
CUSIP No.  674216106            Schedule 13G     Page    4    of    11    Pages
                                                        ---        ---
---------------------------                      -------------------------------


-------- -----------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:                       William K. Morrill, Jr.


         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON        ###-##-####
-------- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)[   ]
                                                                  (b)[   ]
-------- -----------------------------------------------------------------------
  3      SEC USE ONLY
         -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER

                                     563,2501, 2
                      ----- ----------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY                     533,2911, 2
      OWNED BY
                      ----- ----------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                      563,2501, 2
                      ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                     903,7761, 2
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,467,0261, 2
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    9.04%1, 2
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                    IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                      -------------------------------
CUSIP No.  674216106            Schedule 13G     Page    5    of    11    Pages
                                                        ---        ---
---------------------------                      -------------------------------

-------- -----------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:                               Keith R. Pauley


         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON           ###-##-####
-------- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[   ]
                                                                 (b)[   ]
-------- -----------------------------------------------------------------------
  3      SEC USE ONLY
         -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER

                                     563,2501, 2
                      ----- ----------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY                     533,2911, 2
      OWNED BY
                      ----- ----------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                      563,2501, 2
                      ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                     903,7761, 2
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,467,0261, 2
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    9.04%1, 2
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                    IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                      -------------------------------
CUSIP No.  674216106            Schedule 13G     Page    6    of    11    Pages
                                                        ---        ---
---------------------------                      -------------------------------

Item 1.

         (a)      Name of Issuer:                    Oasis Residential, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  4041 East Sunset Road, Henderson, NV 89014

Item 2.

       LaSalle Advisors Limited Partnership provides the following information:

         (a)      Name of Person Filing     LaSalle Advisors Limited Partnership

         (b)      Address of Principal Business Office or, if none, Residence

                  11 South LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship:                                     Delaware

         (d)      Title of Class of Securities:                    Common Stock

         (e)      CUSIP Number:                                    674216106


ABKB/LaSalle Securities Limited Partnership provides the following information:

         (a)      Name of Person Filing:        ABKB/LaSalle Securities Limited
                                                   Partnership

         (b)      Address of Principal Business Office or, if none, Residence

                  11 South LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship:                                     Maryland

         (d)      Title of Class of Securities:                    Common Stock

         (e)      CUSIP Number:                                    674216106

---------------------------                      -------------------------------
CUSIP No.  674216106            Schedule 13G     Page    7    of    11    Pages
                                                        ---        ---
---------------------------                      -------------------------------


     William K. Morrill, Jr. is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:


         (a)      Name of Person Filing:                 William K. Morrill, Jr.

         (b)      Address of Principal Business Office or, if none, Residence

                  11 S. LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship:                                     United States

         (d)      Title of Class of Securities:                    Common Stock

         (e)      CUSIP Number:                                    674216106

         Keith R. Pauley is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:


         (a)      Name of Person Filing:                        Keith R. Pauley

         (b)      Address of Principal Business Office or, if none, Residence

                  11 S. LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship:                                     United States

         (d)      Title of Class of Securities:                    Common Stock

         (e)      CUSIP Number:                                    674216106

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CUSIP No.  674216106            Schedule 13G     Page    8    of    11    Pages
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Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [   ] Broker or Dealer registered under Section 15 of the Act
         (b) [   ] Bank as defined in Section 3(a)(6) of the Act
         (c) [   ] Insurance Company as defined in Section 3(a)(19) of the Act
         (d) [   ] Investment Company registered under Section 8 of the
                      Investment Company Act
         (e) | X |3  Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940
         (f) [   ] Employee Benefit Plan, Pension Fund which is subject to
                   the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
         (g) [   ] Parent Holding Company, in accordance with
                   ss.240.13d-1(b)(ii)(G) (Note:  See Item 7)
         (h) [   ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)
         -----------
3      This  response  is  provided  on  behalf  of  LaSalle  Advisors  Limited
Partnership and ABKB/LaSalle Securities Limited Partnership,each an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and two of their employees, William K. Morrill, Jr. and Keith R. Pauley.

Item 4.  Ownership

       If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

       LaSalle Advisors Limited Partnership provides the following information:

       (a) Amount Beneficially Owned:                                    853,826
       (b) Percent of Class:                                             5.26%
       (c) Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote:                419,200

           (ii) shared power to vote or to direct the vote:              159,926

           (iii)sole power to dispose or to direct the disposition of:   419,200

           (iv) shared power to dispose or to direct the disposition of: 434,626

---------------------------                      -------------------------------
CUSIP No.  674216106            Schedule 13G     Page    9    of    11    Pages
                                                        ---        ---
---------------------------                      -------------------------------



       ABKB/LaSalle   Securities  Limited  Partnership  provides  the  following information:

      (a) Amount Beneficially Owned:                                    613,200
      (b) Percent of Class:                                               3.78%
      (c) Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:                144,050

          (ii)  shared power to vote or to direct the vote:              373,365

          (iii) sole power to dispose or to direct the disposition of:   144,050

          (iv)  shared power to dispose or to direct the disposition of: 469,150



     William K. Morrill, Jr. is filing as an employee of LaSalle Advisors Limited Partnership and provides the following information solely because of that relationship:

    (a) Amount Beneficially Owned:                                 1,467,0261, 2
    (b) Percent of Class:                                              9.04%1, 2
    (c) Number of shares as to which such person has:

       (i)   sole power to vote or to direct the vote:               563,2501, 2

       (ii)  shared power to vote or to direct the vote:             533,2911, 2

       (iii) sole power to dispose or to direct the disposition of:  563,2501, 2

       (iv)  shared power to dispose or to direct the disposition of:903,7761, 2



       Keith R. Pauley is filing as an employee of LaSalle Advisors Limited Partnership and provides the following information solely because of that relationship:

    (a) Amount Beneficially Owned:                                 1,467,0261, 2
    (b) Percent of Class:                                              9.04%1, 2
    (c) Number of shares as to which such person has:

       (i)  sole power to vote or to direct the vote:                563,2501, 2

       (ii) shared power to vote or to direct the vote:              533,2911, 2

       (iii)sole power to dispose or to direct the disposition of:   563,2501, 2

       (iv) shared power to dispose or to direct the disposition of: 903,7761, 2
---------------------
         1 The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for any purpose.
         2 These shares represent the same shares previously listed by LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and are not cumulative.

---------------------------                      -------------------------------
CUSIP No.  674216106            Schedule 13G     Page    10   of    11    Pages
                                                        ---        ---
---------------------------                      -------------------------------


Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.


Item 8.  Identification and Classification of Members of the Group

         The two members of the Group are: LaSalle Advisors Limited Partnership ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle").

     ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients. Messrs. William K. Morrill, Jr. and Keith R. Pauley are responsible for the securities investment decisions made by LaSalle and ABKB/LaSalle on behalf of their clients.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

---------------------------                      -------------------------------
CUSIP No.  674216106            Schedule 13G     Page    11    of    11    Pages
                                                        ---        ---
---------------------------                      -------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         The parties agree that this statement is filed on behalf of each of them.

Dated: February    , 1997

                                      LASALLE ADVISORS LIMITED PARTNERSHIP

                                      By:  /s/  William K. Morrill, Jr.
                                          -----------------------------
                                      Name:William K. Morrill, Jr.
                                      Title:    Managing Director


                                   ABKB/LASALLE SECURITIES LIMITED PARTNERSHIP

                                       By: /s/  William K. Morrill, Jr.
                                           -----------------------------
                                       Name:William K. Morrill, Jr.
                                       Title:    Managing Director



                                       /s/  Keith R. Pauley
                                       ----------------------------------
                                       Keith R. Pauley


                                        /s/  William K. Morrill, Jr.
                                        ----------------------------------
                                       William K. Morrill, Jr.